United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

I am a certified public accountant, licensed by the State of Nevada. I make this statement with the understanding that it will be filed with a Form 10-SB for Aviation Industries. I performed the audit for Nevada Commercial Management, Inc. (later known as Aviation Industries) for the years ended December 31, 1995 and 1996, and the six months ended June 30, 1997. I issued an Independent Auditors' Report, concerning those periods, on July 1, 1997, including a Balance Sheet, Statement of Operations, Statement of Stockholders' Equity, and Statement of Cash Flows, together with Notes to those Financial Statements. At the time of this audit, the company was a development stage company whose business plan was to find a merger partner.

For the audit for the year-ended December 31, 1997, the company decided to use another auditor. This change was not due to any dispute or disagreement concerning the previous audit, but was made because of my preference to audit companies in their developmental stage.


Barry L. Friedman
Certified Public Accountant